EXHIBIT 16


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SNODGRASS [LOGO]




September 15, 1997

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

This letter is furnished pursuant to 17 C.F.R. Section 229.304(a)(3). S.R. Snodgrass, A.C. have reviewed the disclosure contained in the Form 8-K Current Report of Norwood Financial Corp. and agree with the statements made by Norwood Financial Corp. in response to 17 C.F.R. Section 229.304(a) that relate to S.R. Snodgrass, A.C.

It is the understanding of S.R. Snodgrass, A.C., that this letter will be filed as Exhibit 16 to the Form 8-K Current Report referenced in the preceding paragraph.

Sincerely,


/s/S.R. Snodgrass, A.C.
S.R. Snodgrass, A.C.




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S.R. Snodgrass, A.C.
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101 Bradford Road Wexford, PA 15090-6909   Phone: 412-934-0344    Facsimile: 412-934-0345
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